Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Procter & Gamble Company and the Board of Directors of P&G Beauty Brands:

We have audited the accompanying combined balance sheets of P&G Beauty Brands (the “Company”) (a combination of wholly owned subsidiaries, including Galleria Co. and operations of the Fine Fragrances, Salon Professional, Cosmetics, and Retail Hair Color & Styling Businesses of The Procter & Gamble Company (“P&G”)) as of June 30, 2016 and 2015, and the related combined statements of income and comprehensive income/(loss), equity, and cash flows for each of the three years in the period ended June 30, 2016. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2016 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2016, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the combined financial statements, the Company includes allocations of certain costs from P&G. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from P&G. As a result, historical financial information is not necessarily indicative of what the Company’s combined results of operations, financial position, and cash flows will be in the future.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

August 25, 2016

P&G BEAUTY BRANDS

COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME/(LOSS)

FOR THE YEARS ENDED JUNE 30, 2016, 2015 and 2014

(Dollars in millions)

	2016	2015	2014
Net sales	$4,911	$5,518	$6,003
Cost of products sold	1,662	1,875	2,029

Gross profit	3,249	3,643	3,974

Selling, general and administrative expenses	3,013	3,229	3,515
Intangible asset impairment charge	48	—	—

Operating income	188	414	459

Interest expense/(income)—net	29	(1)	(2)
Other non-operating income—net	8	94	—

Earnings before income taxes	167	509	461

Income taxes	101	361	152

Net earnings	$66	$148	$309

Other comprehensive income/(loss):
Financial statement translation	(55)	(582)	131

Total comprehensive income/(loss)	$11	$(434)	$440

See notes to combined financial statements.

P&G BEAUTY BRANDS

COMBINED BALANCE SHEETS

AS OF JUNE 30, 2016 AND 2015

(Dollars in millions)

	2016	2015	Pro Forma 2016 (unaudited – see Note 15)
Current assets:
Cash and cash equivalents	$49	$15	$49
Restricted cash	996	—	996
Accounts receivable—net	551	620	551
Inventories
Materials and supplies	126	125	126
Work in process	29	26	29
Finished goods	344	341	344

Total inventories	499	492	499
Prepaid expenses and other current assets	184	183	184

Total current assets	2,279	1,310	2,279

Property, plant and equipment—net	608	613	608
Goodwill	2,684	2,694	2,684
Trademarks and other intangible assets—net	1,726	1,819	1,726
Other noncurrent assets	253	271	253

Total assets	$7,550	$6,707	$7,550

Current liabilities:
Accounts payable	$474	$396	$474
Accrued expenses and other liabilities	626	648	626

Total current liabilities	1,100	1,044	1,100

Long-term debt	995	—	995
Noncurrent deferred tax liabilities	514	490	514
Dividend payable to P&G	—	—	1,825
Other noncurrent liabilities	62	66	62

Total liabilities	2,671	1,600	4,496

Equity:
Divisional equity	4,572	4,745	2,747
Accumulated other comprehensive income	307	362	307

Total equity	4,879	5,107	3,054

Total liabilities and equity	$7,550	$6,707	$7,550

See notes to combined financial statements.

P&G BEAUTY BRANDS

COMBINED STATEMENTS OF EQUITY

FOR THE YEARS ENDED JUNE 30, 2016, 2015 and 2014

(Dollars in millions)

	Divisional equity	Accumulated other comprehensive income	Total
Balance June 30, 2013	$5,035	$813	$5,848
Net earnings	309	—	309
Financial statement translation	—	131	131
Distributions to P&G—net	(431)	—	(431)

Balance June 30, 2014	4,913	944	5,857
Net earnings	148	—	148
Financial statement translation	—	(582)	(582)
Distributions to P&G—net	(316)	—	(316)

Balance June 30, 2015	4,745	362	5,107
Net earnings	66	—	66
Financial statement translation	—	(55)	(55)
Distributions to P&G—net	(239)	—	(239)

Balance June 30, 2016	$4,572	$307	$4,879

See notes to combined financial statements.

P&G BEAUTY BRANDS

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2016, 2015 and 2014

(Dollars in millions)

	2016	2015	2014
Cash and Cash Equivalents, Beginning of Year	$15	$15	$81

Operating Activities:
Net earnings	66	148	309
Depreciation and amortization	123	125	128
Intangible asset impairment charge	48	—	—
Losses on disposals of assets	7	14	8
Gains on sale of brand assets	(8)	(94)	—
Deferred income taxes	13	(1)	20
Changes in accounts receivable	63	49	29
Changes in inventories	(10)	13	18
Changes in prepaid expenses and other current assets	11	26	(21)
Changes in accounts payable, accrued expenses and other liabilities	73	82	133
Changes in noncurrent assets and liabilities and other	5	(91)	(162)

Total operating activities	391	271	462

Investing Activities:
Changes in restricted cash	(996)	—	—
Capital expenditures	(116)	(106)	(109)
Proceeds from sale of assets	11	153	11

Total investing activities	(1,101)	47	(98)

Financing Activities:
Additions to long-term debt	995	—	—
Distributions to P&G—net	(248)	(316)	(431)

Total financing activities	747	(316)	(431)

Effect of Exchange Rate Changes on Cash & Cash Equivalents	(3)	(2)	1

Cash and Cash Equivalents, End of Year	$49	$15	$15

Supplemental Disclosure:
Taxes paid (considered remitted to P&G in the period recorded)	$201	$362	$109
Interest paid (considered remitted to P&G in the period recorded)	$14	$—	$—

See notes to combined financial statements.

P&G BEAUTY BRANDS

NOTES TO COMBINED FINANCIAL STATEMENTS

AS OF JUNE 30, 2016 AND 2015, AND FOR THE YEARS ENDED JUNE 30, 2016, 2015 AND 2014

(Dollars in millions, except as otherwise specified)

1.	DESCRIPTION OF BUSINESS

P&G Beauty Brands (the “Company”) is a combination of wholly owned subsidiaries, including Galleria Co. and operations of the Fine Fragrances, Salon Professional, Retail Hair Color & Styling and Cosmetics Businesses of The Procter & Gamble Company (“P&G”). Galleria Co. is a wholly owned subsidiary of P&G organized on June 25, 2015 for the purpose of effecting the separation of certain specified assets and liabilities related to P&G Beauty Brands that will be merged with Coty, Inc.

The Company manufactures, markets and sells various branded beauty products including fine fragrances, professional and retail hair care, coloring, select styling products and cosmetics. The Company sells its products in approximately 150 countries primarily through salons, mass merchandisers, grocery stores, drug stores, department stores and distributors.

The Company’s business includes several global brands, including Hugo Boss, Gucci, Lacoste, Dolce & Gabanna, Wella Professional, Vidal Sassoon, Clairol Nice ‘n Easy, CoverGirl and MaxFactor. The Company was mainly established from P&G’s acquisitions of the Noxell Corporation in 1989, the tradename MaxFactor in 1991, Clairol in 2001, Wella AG in September 2003 and other subsequent brand and license acquisitions. As it relates to licenses, the Company maintains agreements with the owner of the brands, most of which involve the payment of royalties tied to the sales of the underlying brands.

The Fine Fragrances, Salon Professional, and Retail Hair Color & Styling Businesses are headquartered in Geneva, Switzerland and the Cosmetics Business is headquartered in Hunt Valley, Maryland. The Company has manufacturing facilities and distribution centers in Germany, the United States of America (“U.S.”), the United Kingdom, Ireland, France and Russia. The Company also maintains operations in P&G shared manufacturing facilities in Mexico, Thailand and Brazil. In addition to the owned facilities, the Company utilizes third-party contract manufacturers for various items, including salon accessory and appliance items, eye and lip pencils, blushes, eye shadows, brushes and powders.

2.	BASIS OF PRESENTATION

The Company’s combined financial statements reflect the historical financial position, results of operation and cash flows of the Company as owned by P&G for all periods presented. Prior to the expected separation transaction, P&G has not accounted for the Company as, and the Company has not been operated as, a stand-alone company for the periods presented. The Company’s historical combined financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what the Company’s combined financial position, results of operations, and cash flows would have been had the Company been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of what the Company’s combined results of operations, financial position, and cash flows will be in the future.

The Company’s historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the business. The Company’s historical combined financial statements include revenues, costs, assets and liabilities directly attributable to its business, including certain one-time transition costs incurred to support the signed divestiture agreement with Coty Inc. (refer to Note 13). In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from P&G, which, in the opinion of management, are reasonable (refer to Note 4). All such costs and expenses have been deemed to have been paid by the Company to P&G in the period in which the costs were recorded. Allocations of current income taxes are deemed to have been remitted, in cash, to P&G in the period the related income taxes were recorded.

Amounts due to or from P&G, related to a variety of intercompany transactions, including but not limited to the collection of trade receivables, payments of accounts payable and accrued liabilities, charges for allocated corporate expenses and payments of taxes by P&G on behalf of the Company, have been classified within divisional equity. Intercompany transactions within the Company are eliminated.

The Company’s fiscal year ends on June 30. References to years in the combined financial statements relate to fiscal years rather than calendar years.

For the year ended June 30, 2016, the Company has evaluated subsequent events for potential recognition and disclosure through August 25, 2016, the date of financial statement issuance.

3.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

Preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and the accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, allowances for doubtful accounts, allowances for uncollectible loans, useful lives for depreciation and amortization of long-lived assets, future cash flows associated with long-lived asset impairment testing, restructuring reserves, allocated pension and other postemployment benefits costs, stock compensation expense, deferred tax assets and liabilities, uncertain income tax positions and contingencies. Actual results may ultimately differ from these estimates and assumptions, although management does not believe such differences would materially affect the financial statements in any individual year.

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. Revenue transactions represent sales of inventory. The revenue recorded is presented net of sales and other taxes the Company collects on behalf of governmental authorities and includes shipping and handling costs, which generally are included in the list price to the customer. The Company’s policy is to recognize revenue when title to the product, ownership and risk of loss are transferred to the customer, which can be on the date of shipment or the date of receipt by the customer, depending on the agreement terms. A provision for payment discounts and product returns is recorded as a reduction of sales in the same period that the revenue is recognized.

Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payouts under these programs are included as accrued marketing and promotions in the Accrued expenses and other liabilities line item in the combined balance sheets.

Cost of Products Sold

Cost of products sold is primarily comprised of direct materials and supplies consumed in the manufacture of product, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity. Cost of products sold includes certain allocated expenses associated with the Company’s portion of shared costs for management of non-plant manufacturing administration functions, such as production planning, engineering and quality assurance. Cost of products sold includes allocated costs based on a percentage of net sales of $68, $70 and $80 during 2016, 2015 and 2014, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (SG&A) is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, royalty expenses, depreciation and amortization expense on non-manufacturing assets and other miscellaneous operating items. Research and development costs are charged to expense as incurred and were $80, $56 and $74 during 2016, 2015 and 2014, respectively. Advertising costs, charged to expense as incurred, include worldwide television, print, radio, internet and in-store advertising expenses and were $958, $1,080 and $1,096 during 2016, 2015 and 2014, respectively. Non-advertising related components of the Company’s total marketing spending include costs associated with consumer promotions, product sampling and sales aids, which are included in SG&A, as well as coupons and customer trade funds, which are recorded as reductions to net sales.

Currency Translation

Financial statements of operations outside the U.S. generally are measured using the local currency as the functional currency. Adjustments to translate those statements into U.S. dollars are recorded in accumulated other comprehensive income. Foreign currency remeasurement gains and losses were immaterial for all periods presented.

Cash Flow Presentation

The combined statements of cash flows are prepared using the indirect method, which reconciles net earnings to cash flows from operating activities. Cash flows from foreign currency transactions and operations are translated at an average exchange rate for the period.

Cash and Cash Equivalents

As described in Note 4, the Company has historically participated in P&G’s cash management system; accordingly, most cash derived from or required for the Company’s operations is applied to or against divisional equity.

The Company does have Cash and cash equivalents, as reflected on the balance sheet, recorded on various dedicated legal entities. These affiliates do not participate in P&G’s cash management system. Highly liquid investments with remaining stated maturities of three months or less when purchased are considered cash equivalents and recorded at cost.

Accounts Receivable—net

Receivables are recognized net of payment discounts and allowances. The allowance for doubtful accounts was $28 and $26 as of June 30, 2016 and 2015, respectively.

Customer Loans

The Company provides loans to certain customers to help finance salon openings, renovations and other improvements. In exchange for this financing, customers become contractually obligated to purchase products from the Company (with common terms of three to five years). Certain customer loans may be provided at favorable rates, including interest-free or with below-market interest rates (typically ranging from 1-5%). Customer loans are initially recorded at fair value not to exceed the face value of the loan. The fair value is based on a market based measurement using published market interest rates in the country of loan origin. The difference between the face value (generally the amount advanced) and fair value of the loan at origination is reported as a reduction in net sales in the combined statements of income and comprehensive income/(loss). The value of the loan after initial recognition is reduced for principal repayments, net of any allowances for uncollectibility. Customer loan payments are allocated between principal and related interest, as appropriate. Payments are received either in the form of scheduled cash payments or via partial or complete offset against rebates or other allowances earned by customers from product purchases. Allowances for uncollectible loans are recorded based on management’s assessment of objective evidence of potential uncollectibility.

Local banking regulations in certain countries, including Germany, do not allow the Company to provide loans directly to customers. In such cases, the Company may guarantee a loan provided by a local bank following the Company’s loan evaluation and credit analysis. P&G has provided guarantees of $19 and $23 as of June 30, 2016 and 2015, respectively.

Customer loans as of June 30, 2016 and 2015 were composed of:

	2016	2015
Customer loans—current
Customer loans—gross	$36	$40
Allowance for uncollectible loans—current	(14)	(15)

Total customer loans—current	22	25

Customer loans—noncurrent
Customer loans—gross	41	45
Allowance for uncollectible loans—noncurrent	(8)	(7)

Total customer loans—noncurrent	33	38

Total customer loans	$55	$63

The portion of customer loans due within one year, net of an allowance for uncollectible loans, is recorded within Prepaid expenses and other current assets in the combined balance sheets. The portion of customer loans due in greater than one year, net of an allowance for uncollectible loans, is recorded within Other noncurrent assets in the combined balance sheets.

Inventory Valuation

Inventories encompass product inventories (raw materials, packing materials, work-in-process and finished goods) and store room inventory. Amounts are presented net of any applicable reserves. Reserves against inventory relate to specifically identifiable nonperforming inventory evaluated on a periodic basis.

Inventories are valued at the lower of cost or market value. Product inventories are valued at the first-in, first-out (FIFO) method.

Property, Plant and Equipment—net

Property, plant and equipment is recorded at cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets’ estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15-year life), computer equipment and capitalized software (3- to 5-year lives) and manufacturing equipment (3- to 20-year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

In-Store Fixtures and Displays

In-store fixtures and displays are primarily used for fine fragrance and cosmetic products for marketing support purposes. Balances are recorded at cost and reduced by accumulated amortization. Amortization expense is recognized over the assets’ estimated useful lives of three years using the straight-line method and is primarily recorded within SG&A in the combined statements of income and comprehensive income/(loss). When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts.

Goodwill and Other Intangible Assets

The Company’s goodwill represents a combination of goodwill directly attributable to the businesses as well as a portion of allocated goodwill from P&G and pushed down to the carve out financial statements utilizing the relative fair value of the Company as compared to P&G’s various reporting units’ goodwill. Goodwill and indefinite-lived intangible assets are not amortized, but are evaluated for impairment annually or more often if indicators of a potential impairment are present. Annual impairment testing of goodwill is performed separately from the impairment testing of indefinite-lived intangible assets. The annual evaluation for impairment of goodwill and indefinite-lived intangible assets is based on valuation models that incorporate assumptions and internal projections of expected future cash flows and operating plans. Such assumptions are also comparable to those that would be used by other marketplace participants. P&G’s annual testing for impairment of goodwill occurs October 1 of each fiscal year. P&G’s annual testing for impairment of indefinite-lived intangible assets occurs December 31 of each fiscal year.

The Company has trademarks for various brand names that have been determined to have indefinite lives. The Company evaluates a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, product life cycles, operating plans and the macroeconomic environment of the countries in which the brand is sold. When certain events or changes in operating conditions occur, an impairment assessment is performed, impairment losses may be recorded and indefinite-lived brands may be adjusted to a determinable life prospectively.

The cost of intangible assets with determinable useful lives is amortized on a straight-line or accelerated basis over the estimated periods benefited. Assets with contractual terms are amortized over their respective legal or contractual lives. When certain events or changes in operating conditions occur, an impairment assessment is performed, impairment losses may be recorded and lives of intangible assets with determinable lives may be adjusted prospectively. See Note 5.

Costs for Exit and Disposal Activities

The Company records restructuring activities, including costs for employee termination benefits, in accordance with guidance on accounting for costs associated with exit or disposal activities. Asset impairment costs for tangible assets are recorded in accordance with guidance on accounting for the impairment and disposal of long-lived assets. See Note 7.

Stock-Based Compensation

Certain employees of the Company participate in P&G’s share-based incentive plans under which stock options or stock awards may be granted to these employees. See Note 8.

Income Taxes

The Company is included in P&G’s consolidated tax returns in various jurisdictions and accounts for income taxes under the separate return method. Under this approach, the Company determines its income tax expense, tax liability and deferred tax assets and liabilities as if it were filing separate tax returns. See Note 10.

New Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” This guidance outlines a single, comprehensive model for accounting for revenue from contracts with customers. We will adopt the standard no later than July 1, 2018. We are currently assessing the impact of the new standard.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” The standard requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. We will adopt the standard no later than July 1, 2019. We are currently assessing the impact of the new standard. For additional details on our operating leases, see Note 12.

No other new accounting pronouncements issued or effective during the fiscal year have had nor are expected to have a material impact on the combined financial statements.

4.	RELATED-PARTY TRANSACTIONS

Selling, general and administrative expenses (SG&A) include allocations of global business unit (“GBU”) direct spending for the Company’s businesses not classified as a separate GBU at the P&G level, as well as corporate expenses associated with centralized P&G support functions.

GBU allocations represent the Company’s share of P&G’s total Beauty GBU direct spending. The Retail Hair Color & Styling business was not organized as a separate GBU within P&G until November 1, 2015. Prior to November 1, 2015, direct spending charges (such as selling expenses and research and development costs) were consolidated into the Beauty GBU and subsequently reallocated to all relevant businesses based on proportional net sales. Beginning on November 1, 2015, SG&A no longer includes GBU allocations as all of the Company’s businesses are now operated and classified as separate GBUs. In the opinion of management, the GBU allocations are reasonable. It is not practicable to determine the amount of GBU expenses that would have been incurred on a stand-alone basis.

Allocations of corporate expenses relate to local selling and market operations, global support services and corporate functions as illustrated in the table below. Local selling and market operations include the allocated portion of the Company’s shared costs associated with employees who sell various P&G products to customers. Global support services include shared costs associated with items such as general ledger accounting, accounts payable, administration of employee benefits (medical, retirement, stock compensation, etc.), records development and facilities management. Corporate functions relate to consumer and market research, finance, human resources, legal, information technology, government relations, public affairs and research and development. Allocations are based on a number of utilization measures including headcount, square footage and proportionate effort. Where determinations based on utilization are impracticable, P&G uses other methods and criteria that are believed to be reasonable estimates of costs attributable to the Company such as net sales. In the opinion of management, the corporate allocations are reasonable. It is not practicable to determine the amount of corporate expenses that would have been incurred on a stand-alone basis.

	2016	2015	2014
Global business unit allocations	$13	$73	$150

Corporate allocations:
Local selling and market operations	$126	$120	$89
Global support services	97	109	104
Corporate functions	130	112	92

Corporate allocations	$353	$341	$285

Additionally, P&G performs funding and central treasury activities for the Company including the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and interest rate and foreign currency risk management. All P&G funding to the Company since inception has been accounted for as capital contributions from P&G and all cash remittances from the Company to P&G have been accounted for as distributions to P&G. No debt or related interest charges from P&G are reflected in these combined financial statements.

5.	GOODWILL AND INTANGIBLE ASSETS

The change in net carrying amount of goodwill is as follows:

	Fine Fragrances	Salon Professional	Retail Hair and Cosmetics	Total P&G Beauty Brands
Goodwill at June 30, 2014—Gross	$639	$866	$1,901	$3,406
Accumulated impairment losses at June 30, 2014	—	(431)	—	(431)

Goodwill at June 30, 2014—Net	639	435	1,901	2,975
Translation and other	(83)	(40)	(158)	(281)

Goodwill at June 30, 2015—Gross	556	826	1,743	3,125
Accumulated impairment losses at June 30, 2015	—	(431)	—	(431)

Goodwill at June 30, 2015—Net	556	395	1,743	2,694
Translation and other	(2)	(1)	(7)	(10)

Goodwill at June 30, 2016—Gross	554	825	1,736	3,115
Accumulated impairment losses at June 30, 2016	—	(431)	—	(431)

Goodwill at June 30, 2016—Net	$554	$394	$1,736	$2,684

Identifiable intangible assets as of June 30, 2016 and 2015 were composed of:

	2016		2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets with determinable lives:
Brands	$469	$(383)	$639	$(479)
Patents and technology	8	(8)	8	(8)
Customer relationships	224	(203)	226	(195)
Other	55	(35)	55	(33)

Total	756	(629)	928	(715)
Intangible assets with indefinite lives—Brands	1,599	—	1,606	—

Total	$2,355	$(629)	$2,534	$(715)

On January 12, 2016, Coty Inc. announced that Dolce & Gabbana and Christina Aguilera licenses will not transfer in connection with the definitive agreement to divest P&G Beauty Brands which will be merged with Coty Inc. In connection with this decision, P&G Beauty Brands recorded a non-cash, before-tax impairment charge of $48 ($42 after-tax) in the year ended June 30, 2016 in order to reflect the Dolce & Gabbana license intangible asset at its updated value estimate of zero, reflecting the impact of the decision to exclude the Dolce & Gabbana license from the Coty transaction and the termination agreement reached with Dolce & Gabbana on June 30, 2016 (refer to Note 13). The intangible asset impairment charge is included in Corporate for segment reporting.

The Company’s goodwill and intangible asset balances relate to the prior acquisitions of Clairol in 2001, Wella AG in 2003 and certain other brand acquisitions by P&G.

Amortization expense recognized on intangible assets was $35, $47, and $49 during 2016, 2015 and 2014, respectively. Estimated annual amortization expense for future periods is $22 in 2017, $19 in 2018, $14 in 2019, $14 in 2020, and $14 in 2021. Estimated amortization expense does not reflect the impact of future foreign exchange rate changes.

6.	SUPPLEMENTAL FINANCIAL INFORMATION

The components of Prepaid expenses and other current assets were as follows:

	2016	2015
Prepaid expenses and other current assets:
Prepaid marketing activities	$86	$100
Current portion of customer loans—net	22	25
Deferred income tax assets	53	39
Other	24	19

Total	$185	$183

The components of Property, plant and equipment, net were as follows:

	2016	2015
Property, plant and equipment:
Buildings	$274	$259
Machinery and equipment	919	927
Land	31	32
Construction in progress	72	66

Total	$1,296	$1,284

Accumulated depreciation	(688)	(671)

Property, plant and equipment—net	$608	$613

The components of Accrued expenses and other liabilities, classified as current liabilities, were as follows:

	2016	2015
Accrued expenses and other liabilities:
Marketing and promotion	$261	$250
Current liability for uncertain tax positions	92	204
License termination fee	83	—
Compensation expenses	70	71
Accrued royalties	23	31
Accrued interest	18	—
Manufacturing expenses	18	18
Restructuring reserves	17	32
Other	44	42

Total	$626	$648

7.	EXIT, DISPOSAL AND RESTRUCTURING ACTIVITIES

P&G has historically incurred an on-going level of restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce optimization. In fiscal 2012, P&G initiated an incremental restructuring program as part of productivity and costs savings plan to reduce costs in the areas of supply chain, research and development, marketing and overheads. The program is expected to be completed by fiscal 2017. The productivity and cost savings plan was designed to accelerate cost reductions by streamlining management decision making, manufacturing and other work processes in order to help fund P&G’s growth strategy. The Company’s costs for such programs include employee related separation costs and other charges and accelerated depreciation.

Employee Related Separation Costs and Other Charges

Employee separation costs primarily relate to severance packages, outplacement training and health benefits granted to employees dedicated to the Company. The packages are predominantly involuntary and the amounts are calculated based on salary levels and past service periods. Separation charges are included in Cost of products sold for manufacturing employees and in SG&A for nonmanufacturing employees. Other charges include contract terminations and facility closure costs which are recorded within Cost of products sold for manufacturing related costs and in SG&A for nonmanufacturing related costs. The related liability (“restructuring reserve”) is recorded in Accrued expenses and other liabilities and was $17 and $32 as of June 30, 2016 and 2015, respectively.

The following table summarizes the changes in the total restructuring reserves for employee separation costs and other charges:

Restructuring reserves balance at June 30, 2014	$34
Charges	76
Spending and other	(78)

Restructuring reserves balance at June 30, 2015	32
Charges	30
Spending and other	(45)

Restructuring reserves balance at June 30, 2016	$17

Accelerated Depreciation

Accelerated depreciation charges relate to long-lived assets that will be taken out of service prior to the end of their originally established useful lives. The Company has shortened the estimated useful lives of such assets, resulting in incremental depreciation expense for the newly estimated service period. Accelerated depreciation related to restructuring activities was $20, $4 and $3 in 2016, 2015 and 2014, respectively. Accelerated depreciation for manufacturing assets is included in Cost of products sold.

Consistent with the Company’s historical policies for ongoing restructuring-type activities, the restructuring program charges are funded by and included within Corporate for both management and segment reporting. Corporate includes certain activities that are not reflected in the operating results used internally to measure and evaluate the business. Accordingly, all charges under the program are included within the Corporate reportable segment. However, for informative purposes, the following table summarizes the total restructuring costs related to our operating and reportable segments.

	2016	2015
Fine Fragrances	$11	$34
Salon Professional	16	37
Retail Hair and Cosmetics	3	5

Total P&G Beauty Brands	$30	$76

8.	STOCK-BASED COMPENSATION

Certain of the Company’s employees have been granted P&G stock options under P&G’s primary stock-based compensation plan. Under this plan, stock options are granted annually to key managers with exercise prices equal to the market price of the underlying common stock on the date of grant. Grants issued under this plan vest after three years and have a 10-year life. Grants issued from July 1998 through August 2002 vested after three years and have a 15-year life. In addition to the grants made to key managers, a certain number of the Company’s employees have been granted an immaterial number of P&G stock options for which vesting terms and option periods are not substantially different. Additionally, there are other grants of restricted stock units that are immaterial.

Total stock-based compensation expense for stock option grants and restricted stock unit (RSU) grants was $9, $8 and $7 for 2016, 2015 and 2014, respectively.

In calculating the compensation expense for options granted, we utilize a binomial lattice-based valuation model. Assumptions utilized in the model, which are evaluated and revised, as necessary, to reflect market conditions and experience, were as follows:

Years ended June 30	2016	2015	2014
Interest rate	0.7-1.9%	0.1-2.1%	0.1-2.8%
Weighted average interest rate	1.8%	2.0%	2.5%
Dividend yield	3.2%	3.1%	3.1%
Expected volatility	15-17%	11-15%	15-17%
Weighted average volatility	16%	15%	16%
Expected life in years	8.3	8.3	8.2

Lattice-based option valuation models incorporate ranges of assumptions for inputs and those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of P&G stock and implied volatilities of call options on P&G stock. The Company uses historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

The following table summarizes stock option activity under the P&G plans as it relates to employees of the Company:

	Options (In Thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In Millions)
Outstanding—June 30, 2015	4,236	$69.12	6.1	$43
Granted	1,754	79.41	—	—
Exercised(1)	(728)	51.88	—	—

Outstanding—June 30, 2016	5,262	69.38	5.6	81

Exercisable—June 30, 2016	2,524	64.93	4.2	50

(1)	Exercised includes canceled awards.

The weighted average grant-date fair value of options granted was $8.48, $9.32 and $10.00 per share in 2016, 2015 and 2014, respectively. The total intrinsic value of options exercised was $11, $19 and $9 in 2016, 2015 and 2014, respectively. The total grant-date fair value of options that vested during 2016, 2015 and 2014 was $5, $5 and $6, respectively.

At June 30, 2016, there was $8 of compensation cost that has not yet been recognized related to stock option grants. That cost is expected to be recognized over a remaining weighted average period of 2.0 years under the ongoing P&G plan. At June 30, 2016, there was $9 of compensation cost that has not yet been recognized related to RSUs. That cost is expected to be recognized over a remaining weighted average period of 3.3 years under the ongoing P&G plan. The total fair value of shares vested was $1, $1 and $0 in 2016, 2015 and 2014, respectively.

9.	POSTRETIREMENT BENEFITS

Certain employees of the Company participate in P&G’s pension and other postretirement employee benefit plans. These plans are accounted for by the Company as multi-employer plans which require the Company to expense its annual contributions.

P&G provides defined benefit pension plans for certain employees who become eligible for these benefits when they meet minimum age and service requirements. Defined benefit pension plan participants are mainly non-U.S. based employees. Defined benefit pension expenses allocated to the Company were $44, $40 and $36 for 2016, 2015 and 2014, respectively.

P&G provides certain other retiree benefits, primarily health care and life insurance, for employees who become eligible for these benefits when they meet minimum age and service requirements. Other postretirement benefits plan participants are mainly U.S. based employees. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other health care coverage. Other postretirement benefits expenses allocated to the Company were $8 for 2016, 2015 and 2014.

P&G has defined contribution plans that cover the majority of its U.S. employees, including the employees of the Company. These plans are fully funded. P&G generally makes contributions to participants’ accounts based on individual base salaries and years of service. For the primary U.S. defined contribution plan, the contribution rate is set annually. Total contributions for this plan approximated 15% of total participants’ annual wages and salaries in 2016, 2015 and 2014. Defined contribution benefit expenses allocated to the Company were $21, $22 and $21 for 2016, 2015 and 2014, respectively.

The portion of pension obligation and pension assets as of June 30, 2016 that Galleria Co. will assume from P&G’s pension and other postretirement benefit employee plans is as follows:

Benefit obligation to be assumed by Galleria Co.	$(460)
Plan assets to be transferred to Galleria Co.	42

Net	$(418)

10.	INCOME TAXES

Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

The Company’s operations have historically been included in P&G’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. The Company’s tax provision on a separate return basis includes specifically identified permanent and temporary differences and certain permanent and temporary differences that were not directly related to the Company. The Company reviewed each permanent and temporary difference and determined the appropriate amount attributable to the Company to reflect approximate amounts that the Company would have incurred on a separate return basis. Accordingly, the Company’s tax results as presented are not necessarily reflective of the results that the Company will generate in the future or would have generated on a stand-alone basis.

Earnings before income taxes for the years ended June 30, 2016, 2015 and 2014, consisted of the following:

Years ended June 30	2016	2015	2014
United States	$128	$223	$135
International	39	286	326

Total	$167	$509	$461

Income taxes consisted of the following:

Years ended June 30	2016	2015	2014
Current tax expense:
U.S. Federal	$17	$50	$16
International	67	306	113
U.S. State and Local	4	6	3

	88	362	132

Deferred tax expense (benefit):
U.S. Federal	28	22	26
International and other	(15)	(23)	(6)

	13	(1)	20

Total tax expense	$101	$361	$152

A reconciliation of the U.S. federal statutory income tax rate to the Company’s actual income tax rate for the years ended June 30, 2016, 2015 and 2014, is provided below:

Years ended June 30	2016	2015	2014
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
License termination fee	11.5%	—%	—%
One-time transition costs	8.0%	—%	—%
Intangible asset impairment charge	6.6%	—%	—%
Changes in uncertain tax positions	4.5%	36.4%	5.1%
Country mix impacts of foreign operations	(5.6)%	(1.2)%	(7.8)%
Changes to valuation allowance	(1.4)%	0.3%	0.4%
State taxes—net of federal benefit	3.0%	1.1%	0.8%
Other	(1.1)%	(0.7)%	(0.5)%

Effective income tax rate	60.5%	70.9%	33.0%

Changes in uncertain tax positions represent changes in the Company’s liability related to prior year tax positions.

The Company has undistributed earnings of foreign subsidiaries at June 30, 2016, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.

A reconciliation of the beginning and ending liability for uncertain tax positions is as follows:

	2016	2015	2014
Beginning of Year	$142	$223	$201
Increase in tax positions for prior years	—	206	—
Decreases in tax positions for prior years	—	(66)	(4)
Increases in tax positions for current year	5	6	23
Settlements with taxing authorities	(108)	(185)	(1)
Lapse in statute of limitations	(3)	(3)	(5)
Currency translation	(1)	(39)	9

End of year	$35	$142	$223

For the year ended June 30, 2015, the increase in uncertain tax positions of $206 was largely driven by P&G Beauty Brands’ share from the resolution of a broader P&G, multi-year audit in Germany. The total liability which could impact the effective tax rates in future periods, including accrued interest and penalties, for uncertain tax positions at June 30, 2016 is $27.

The Company is present in over 110 taxable jurisdictions. As part of P&G operations in these jurisdictions, the Company is subject to examination by tax authorities. At any point in time, P&G has several audits underway at various stages of completion. Although none of the audits are specific to the Company, the scope of the P&G audits would include activities of the Company. P&G evaluates its tax positions and establishes liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite its belief that the underlying tax positions are fully supportable. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. P&G is making a concentrated effort to bring its audit inventory to a more current position. P&G has done this by working with tax authorities to conduct audits for several open years at once. P&G has tax years open ranging from 2008 and forward.

The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense. As of June 30, 2016, 2015 and 2014, the Company had accrued interest of $92, $98 and $72 respectively, and accrued penalties of less than $1 which are not included in the above table. During 2016, 2015 and 2014, the Company recognized $8, $27 and $18, respectively, in interest and less than $1 in penalties. The Company is generally not able to reliably estimate the ultimate settlement amounts until the close of the audit. While P&G and the Company do not expect material changes, it is possible that the amount of unrecognized benefit with respect to the Company’s uncertain tax positions could significantly increase or decrease within the next 12 months related to the audits described above. Based on information currently available, we anticipate that over the next 12 month period, audit activity could be completed related to uncertain tax positions in multiple jurisdictions for which we have accrued existing liabilities of approximately $92, including interest and penalties.

Deferred income tax assets and liabilities for the years ended June 30, 2016 and 2015, were comprised of the following:

Years ended June 30	2016	2015
Deferred tax assets:
Loss and other carryforward	$36	$15
Accrued marketing and promotion	21	26
Stock-based compensation	9	9
Compensation accruals	7	8
Property, plant and equipment	5	4
Restructuring accruals	2	4
Other	7	7
Valuation allowances	(6)	(4)

Total	$81	$69

Deferred tax liabilities:
Goodwill and other intangible assets	$(507)	$(486)
Property, plant and equipment	(8)	(5)

Total	$(515)	$(491)

Net operating loss carryforwards were $240 and $78 at June 30, 2016 and 2015, respectively. If unused, certain net operating losses will expire between 2021-2025. Further, these net operating loss carryforwards may not be transferred in certain transactions.

11.	DEBT

On July 8, 2015, the Company entered into financing commitments with a consortium of lenders comprising the following facilities:

•	$1.5 billion, five-year revolving credit facility at LIBOR plus 200 basis points,

•	$2.0 billion, five-year term loan A at LIBOR plus 200 basis points and

•	$1.0 billion, seven-year term loan B at LIBOR plus 300 basis points.

On January 26, 2016, the Company drew on its term loan B of $1.0 billion at a discount of $5 million, resulting in net proceeds of $995 million. The term loan B is payable at maturity. The proceeds will be held in restricted cash in escrow until shortly prior to the closing of the transaction.

The fair value of debt approximates carrying value as of June 30, 2016 and is classified as Level 2 within the fair value hierarchy based on quoted market prices for similar instruments. Long-term debt is not recorded at fair value on a recurring basis, but is measured at fair value for disclosure purposes.

No amounts were outstanding under either the five-year term loan A or the five-year revolving credit facility at June 30, 2016 and there were neither borrowings nor repayments on these facilities for the year ended June 30, 2016.

The Company incurred interest expense of $32 for the year ended June 30, 2016 to maintain the availability of these funds. The interest expense is funded by and included within Corporate for both management and segment reporting.

12.	COMMITMENTS AND CONTINGENCIES

Guarantees

The Company has not issued any material financial guarantees for the benefit of suppliers or customers.

Purchase Commitments

The Company enters into purchase commitments for materials, supplies, services and property, plant and equipment as part of its normal course of business. Such commitments are $24 for 2016 and in future periods and include financial guarantees related to celebrity endorsement, take-or pay contracts and supplier indemnification in connection with a celebrity tour sponsorship. The Company does not have any other material purchase commitments for materials, supplies, services or property, plant and equipment.

Due to the proprietary nature of many of the Company’s materials and processes, certain supply contracts contain penalty provisions for early termination. The Company does not expect to incur penalty provisions for early termination that would materially affect the financial conditions, cash flows or results of operations.

License Agreements

The Company has entered into several licensing contracts, under which the Company has the right to use trademarks to manufacture, sell, distribute, advertise and promote fine fragrances and cosmetics products. Certain licenses require minimum guaranteed royalty payments regardless of sales levels. Minimum guaranteed royalty payments and required minimums for advertising and promotional spending have been included in the table below. Actual royalty payments and advertising and promotional spending are expected to be higher.

Years ended June 30	2017	2018	2019	2020	2021	There- after
Royalty, advertising and promotional spend obligations	$174	$199	$188	$178	$105	$113

Operating Leases

The Company leases certain property and equipment for varying periods. Future minimum rental commitments under non-cancelable operating leases, net of guaranteed sublease income, are as follows:

Years ended June 30	2017	2018	2019	2020	2021	There- after
Operating leases	$43	$35	$31	$29	$23	$88

Litigation

The Company is subject to various legal proceedings and claims arising out of our business which cover a wide range of matters such as antitrust, trade, labor and employment matters, other governmental regulations and other actions arising out of the normal course of business. While considerable uncertainty exists, in the opinion of management and its counsel, the ultimate resolution of the various lawsuits and claims will not materially affect the Company’s financial results.

13.	COTY TRANSACTION

On July 9, 2015, P&G announced the signing of a definitive agreement with Coty to divest the Company. Coty’s offer was $12.5 billion. While the final value of the transaction will be determined at closing, based on Coty’s stock price and outstanding equity grants as of June 30, 2016, the value of the transaction was approximately $13.1 billion. While the ultimate form of the transaction has not yet been decided, P&G’s current preference is for a Reverse Morris Trust split-off transaction in which P&G shareholders could elect to participate in an exchange offer to exchange P&G stock for Coty stock. P&G expects to close the transaction in October 2016.

Subsequent to the signing of the Coty transaction, the fine fragrance brands of Dolce & Gabbana and Christina Aguilera (“Excluded Brands”) were excluded from the transaction. The audited combined financial statements include the revenues, costs, assets and liabilities attributable to the Dolce & Gabbana and Christina Aguilera licenses as these licenses are managed within P&G’s Fine Fragrances business. On July 29, 2016, Elizabeth Arden, Inc acquired the Christina Aguilera fragrance license. On June 30, 2016, Dolce & Gabbana and the Shiseido Group announced the signing of a worldwide license agreement for the Dolce & Gabbana beauty business. P&G will transition out of the Dolce & Gabbana license upon the effectiveness of the new license, which is expected to occur prior to or concurrent with the expected close of the Coty transaction. In connection with this transition, P&G will pay a termination payment of $83 ($73 after tax), which is included in SG&A. This termination payment charge is included in Corporate for segment reporting. The Company also incurred transition costs of $54 to prepare for the Coty transaction for fiscal year ended June 30, 2016. Such costs are reported as Corporate for segment reporting (refer to Note 14).

14.	SEGMENT INFORMATION

The P&G Beauty Brands businesses were historically included within the P&G Global Beauty reportable segment. The Company has four operating segments comprised of 1) Fine Fragrances, 2) Salon Professional, 3) Retail Hair Color & Styling and 4) Cosmetics. Under U.S. GAAP, the four operating segments are aggregated into three reportable segments as described below:

•	Fine Fragrances: includes men’s and women’s fine fragrance products across a portfolio of licensed brands.

•	Salon Professional: includes professional hair care, color and styling products.

•	Retail Hair and Cosmetics: includes retail hair color and select styling products, facial, lip, eye and nail color products.

The accounting policies of the businesses are generally the same as those described in Note 3. Corporate includes certain activities that are not reflected in the operating results used internally to measure and evaluate the businesses. These items include financing and investing activities, the gains of certain divested brands and restructuring activities to maintain a competitive cost structure including manufacturing and workforce optimization. Corporate also includes reconciling items to adjust the accounting policies used in the segments for U.S. GAAP. The most significant reconciling item includes income taxes to adjust from blended statutory tax rates that are reflected in the segments to the overall effective tax rate.

Total assets for the reportable segments include those assets managed by the reportable segment, primarily accounts receivable, inventory, fixed assets and intangible assets.

The following illustrates the Company’s percentage of net sales by business unit.

% of Sales by Business Unit
Years ended June 30	2016	2015	2014
Fine Fragrances	36%	36%	39%
Salon Professional	27%	26%	25%
Cosmetics	21%	20%	18%
Retail Hair Color & Styling	16%	18%	18%

TOTAL	100%	100%	100%

The following illustrates the Company’s geographic disclosures with net sales or long-lived assets exceeding 10% of the Company totals. Long-lived assets consist of property, plant and equipment.

P&G Beauty Brands Geographic Results		Net Sales	Long-lived Assets
U.S.	2016	$1,467	$118
	2015	1,533	112
	2014	1,537	109
GERMANY	2016	$534	$192
	2015	624	188
	2014	709	238
UNITED KINGDOM	2016	$504	$102
	2015	526	103
	2014	528	93
MEXICO	2016	$72	$66
	2015	89	74
	2014	97	91

No customer represents more than 10% of our net sales for the years ended June 30, 2016, 2015 and 2014, respectively.

P&G Beauty Brands Segment Results		Net Sales	Earnings/ (Loss) Before Income Taxes	Net Earnings/ (Loss)	Depreciation and Amortization	Total Assets	Capital Expenditures
FINE FRAGRANCES	2016	$1,749	$36	$58	$29	$1,178	$34
	2015	1,993	5	19	34	1,274	37
	2014	2,348	139	153	34	1,597	28
SALON PROFESSIONAL	2016	$1,336	$91	$77	$56	$1,644	$34
	2015	1,406	80	71	48	1,669	24
	2014	1,476	6	14	50	1,969	34
RETAIL HAIR & COSMETICS	2016	$1,826	$294	$219	$37	$3,682	$43
	2015	2,119	413	307	43	3,764	45
	2014	2,179	352	264	44	4,129	47
CORPORATE	2016	$—	$(254)	$(288)	$1	$1,046	$5
	2015	—	11	(249)	—	—	—
	2014	—	(36)	(122)	—	—	—
TOTAL P&G BEAUTY BRANDS	2016	$4,911	$167	$66	$123	$7,550	$116
	2015	5,518	509	148	125	6,707	106
	2014	6,003	461	309	128	7,695	109

15.	SUPPLEMENTAL PRO FORMA INFORMATION (UNAUDITED)

Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or coincident with the Coty transactions be considered as a distribution in contemplation of that offering. As of June 30, 2016, no such distribution has been declared. However, our best estimate is that Galleria Co. will distribute $1.8 billion to The Procter & Gamble Company immediately prior to or coincident with the Coty transaction. The unaudited supplemental balance sheet as of June 30, 2016 provides the pro forma effect of the assumed distribution as though it had been declared and was payable as of that date. This amount is based on a number of factors including the closing price of Coty common stock and other contractual adjustments related to the Excluded Brands, working capital adjustments and other adjustments. The ultimate amount of the distribution could change significantly due to changes in these factors.

* * * * * *